United States Securities and Exchange Commission
                             Washington, D.C. 20549

                                    Form 8-K

                                 Current Report
                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

                 Date of Earliest Event Reported: April 27, 2000

                        First Capital International, Inc.
             (Exact Name of Registrant as Specified in its Charter)

    Delaware                         0-26271                        76-0582435
(State or Other Jurisdiction     (Commission File Number)     (IRS Employer
Of Incorporation or Organization)                            Identification No.)

                 5120 Woodway, Suite 9004, Houston, Texas 77056
          (Address of Principal Executive Offices, Including Zip Code)

                              Voice: (713)629-4866
              (Registrant's Telephone Number, Including Area Code)


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Item  2.   Acquisition  or  Disposition  of  Assets

     On April 27, 2000 we entered into a stock exchange agreement with the shareholder of Flamingo Travel, Inc, a Texas corporation, whereby we received 100% of the capital stock of Flamingo Travel in exchange for a number of our shares of common stock to be calculated based on audits to be done of Flamingo Travel for 1999 and 2000.

     The number of our shares to be delivered in connection with Flamingo Travel's 1999 audit will equal three times Flamingo Travel's pre-tax income, divided by $.62. We believe this number of shares will be approximately 150,000 shares.

     The number of our shares to be delivered in connection with Flamingo Travel's 2000 audit will equal five times the increase of Flamingo Travel's 2000 pre-tax income over 1999 pre-tax income, divided by a 30% discount to our share price as of December 31, 2000, but not more than $1.00 per share. This number of shares cannot be estimated at this time.

     Flamingo Travel is now our wholly owned subsidiary. Flamingo Travel is a travel agency located in Houston, Texas. Our web design division, 3Dzip.com recently designed a 3-D web site for Flamingo Travel at www.FlamingoTravel.net.

     The terms and conditions of the acquisition were determined by the parties through arms length negotiations. However, no appraisal was conducted. The shareholder of Flamingo Travel was Nellie Stone. Ms. Stone and Alex Genin, our Chairman and President, were married at one time and divorced in 1993.

Item  7.   Financial  Statements  and  Exhibits

(A) The financial statements of the business acquired and the pro forma financial information that are required by this item will be filed by amendment no later than July 11, 2000.

(2)     Exhibit  10.1  Stock  Exchange  Agreement

                                       SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          FIRST  CAPITAL  INTERNATIONAL,  INC.




                                          By:  /s/  Alex  Genin
Date:  May 4, 2000                                  Alex  Genin,  President


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